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                                                                   EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


American European Corporation, a corporation organized under the laws of the State of Georgia, doing business as The American College, Atlanta and The American College, Los Angeles.

American College in London, Ltd., U.S., a corporation organized under the laws of the District of Columbia.

American European Middle East Corporation, LLC, a limited liability corporation organized under the laws of the State of Georgia.

EduTrek Systems, Inc., a corporation organized under the laws of the State of Georgia.